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                                                                     Exhibit 8.1


                    [Letterhead of Sullivan & Cromwell LLP]



                                                January 30, 2004




The Goldman Sachs Group, Inc.,
    85 Broad Street,
        New York, New York 10004.


Ladies and Gentlemen:

            As counsel to The Goldman Sachs Group, Inc. (the "Company") and Goldman Sachs Capital I, Goldman Sachs Capital II, Goldman Sachs Capital III and Goldman Sachs Capital IV (each, an "Issuer Trust") in connection with the registration under the Securities Act of 1933 of $23,000,000,000 aggregate amount of the Company's Debt Securities, Warrants, Purchase Contracts, Units, Preferred Stock or Depositary Shares, Common Stock and Rights, and the Issuer Trusts' Capital Securities pursuant to the Prospectus which forms a part of the Registration Statement of the Company to which this opinion is filed as an exhibit, we hereby confirm to you that the discussion set forth under the heading "United States Taxation" therein is our opinion, subject to the limitations set forth therein.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "United States Taxation" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933.

                                                Very truly yours,

                                                /s/ Sullivan & Cromwell LLP